Exhibit 99.1

PRESS RELEASE

For release:	February 13, 2012

Contact:	Media
Linda Hohn
Associate General Counsel
(610) 660-6862
lhohn@global-indemnity.com

Global Indemnity plc Reports Fourth Quarter 2011 Financial Results.

Dublin, Ireland (February 13, 2012) – Global Indemnity plc (NASDAQ:GBLI) today reported a net loss for the three months ended December 31, 2011 of $23.6 million or $0.79 per share and a net loss for the twelve months ended December 31, 2011 of $39.6 million or $1.31 per share. Book value per share was $29.15 at December 31, 2011, an increase of 1.1% compared to book value of $28.84 at September 30, 2011, and a decrease of 4.7% compared to book value of $30.59 at December 31, 2010. During the 4th quarter of 2011 the Company repurchased approximately 1.6 million of its own shares for $29.4 million at an average price of $18.69 per share.

Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010

Gross Premiums Written	$52.2	$74.6	$307.9	$345.8
Net Premiums Written	$46.1	$62.3	$280.6	$296.5

Net income (loss)	$(23.6)	$21.7	$(39.6)	$84.9
Net income (loss) per share	$(0.79)	$0.72	$(1.31)	$2.80

Operating income (loss)	$(22.9)	$18.4	$(54.4)	$65.5
Operating income (loss) per share	$(0.76)	$0.61	$(1.80)	$2.16

	As of December 31, 2011	As of September 30, 2011	As of December 31, 2010

Book value per share	$29.15	$28.84	$30.59
Shareholders’ equity	$841.7	$877.5	$928.7
Cash and invested assets	$1,647.7	$1,661.9	$1,717.2

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages in the United States, as well as reinsurance throughout the world. Global Indemnity plc’s two primary divisions are:

•	United States Based Insurance Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Teleconference and Webcast for Interested Parties

Cynthia Valko, Chief Executive Officer of Global Indemnity plc, and Thomas McGeehan, Chief Financial Officer of Global Indemnity plc, will conduct a teleconference for interested parties on February 14, 2012 at 8:30 a.m. Eastern Time to discuss the fourth quarter 2011 results.

To participate in the teleconference, please telephone (800) 230-1092 (U.S. and Canada) or (612) 288-0340 (International) and you will be greeted by an operator. Please reference Global Indemnity plc 4th Quarter 2011 Earnings Call.

The teleconference is being webcast by AT&T and can be accessed at the Company’s website at www.globalindemnity.ie. Please access the site at least 15 minutes prior to the teleconference to register, download and install any necessary software. The webcast is also being distributed over AT&T’s Audio-Only Web ConferenceCast. To access live or archived event, please use this URL: https://im.csgsystems.com/cgi-bin/confCast, Conference ID#: 236244 and click GO.

The teleconference will be available for replay beginning at 10:30 a.m. Eastern Time on February 14, 2012 and will end on 11:59 p.m. March 14, 2012. To listen to the replay, please telephone (800) 475-6701 (U.S. and Canada) or (320) 365-3844 (International) then enter 236244.

Forward-Looking Information

Forward-looking statements contained in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. We caution investors that our actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for a discussion of the risks and uncertainties which may affect us and for a more detailed discussion of our cautionary note regarding forward-looking statements.

Global Indemnity plc’s Combined Ratio for the Three and Twelve Months Ended December 31, 2011 and 2010

The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Loss Ratio:
Current Accident Year
Excluding Catastrophes	82.9	64.5	75.8	58.9
Catastrophes	8.3	0.8	16.6	5.4

Current Accident Year	91.2	65.3	92.4	64.3
Changes to Prior Accident Year	17.2	(28.6)	1.1	(18.9)

Loss Ratio – Calendar Year	108.4	36.7	93.5	45.4
Expense Ratio	43.2	42.8	41.5	41.2

Combined Ratio (1)	151.6	79.5	135.0	86.6

(1)	A premium deficiency shall be recognized if the sum of expected loss and loss adjustment expenses and unamortized acquisition costs exceeds related unearned premium after consideration of investment income. Any future expected loss on the related unearned premium is recorded first by impairing the unamortized acquisition costs on the related unearned premium followed by an increase to loss and loss adjustment expense reserves on additional expected loss in excess of unamortized acquisition costs. Excluding the premium deficiency charge noted below the combined ratio would have been 148.9 points for the three months ended December 31, 2011 and 132.0 points for the twelve months ended December 31, 2011.

For the three months ended December 31st, the calendar year loss ratio increased by 71.7 points to 108.4 points in 2011 from 36.7 points in 2010.

•

Excluding catastrophes, the current accident year loss ratio increased by 18.4 points to 82.9 points in 2011 from 64.5 points in 2010. The current accident year loss ratio includes 1.7 points due to premium deficiency charges.

•

Excluding catastrophes, the property loss ratio decreased from 44.4 points in the fourth quarter of 2010 to 32.5 points in the fourth quarter of 2011. Including catastrophes, the property loss ratio increased by 4.4 points to 50.8 points in 2011 from 46.4 points in 2010.

•

The casualty loss ratio increased 47.4 points to 125.0 points in 2011 from 77.6 points in 2010. The increase is mainly attributable to increased losses in our general liability lines. The casualty loss ratio also includes $1.1 million, or 3.1 points, due to a premium deficiency charge.

•

Current year results include a 17.2 point increase in the loss ratio related to prior accident years. For 2011 we increased prior accident year reserves by $11.5 million. This increase was made up of a $9.0 million increase from our U.S. Insurance Operations primarily due to increases in the general liability and professional loss reserves, as well as, an increase of $2.5 million from our Reinsurance Operations primarily due to increases in the general liability loss reserves.

For the three months ended December 31st, the expense ratio increased from 42.8 points in 2010 to 43.2 points in 2011.

•	The increase in the expense ratio was primarily due to the decrease in earned premiums at our Reinsurance Operations.

•	Corporate expenses also decreased $2.9 million on a quarter over quarter basis due to cost savings from our previously disclosed Profit Enhancement Initiative.

For the twelve months ended December 31st, the calendar year loss ratio increased by 48.1 points to 93.5 points in 2011 from 45.4 points in 2010.

•

Excluding catastrophes, the current accident year loss ratio increased by 16.9 points to 75.8 points in 2011 from 58.9 points in 2010. The current accident year loss ratio includes 1.4 points due to premium deficiency charges.

•

Excluding catastrophes, the property loss ratio increased from 39.7 points in the fourth quarter of 2010 to 43.7 points in the fourth quarter of 2011 mainly due to severity from fire losses and severe weather. Including catastrophes, the property loss ratio increased by 27.8 points to 81.7 points in 2011 from 53.9 points in 2010.

•

The casualty loss ratio increased 29.9 points to 100.8 points in 2011 from 70.9 points in 2010. The increase is mainly attributable to increased losses in our general liability lines. The casualty loss ratio also includes $4.1 million, or 2.4 points, due to a premium deficiency charge.

•

Current year results include a 1.1 point increase in the loss ratio related to prior accident years. This increase was made up of an increase of $13.1 million from our Reinsurance Operations primarily due to increases in the general liability and auto liability loss reserves and a decrease of $9.7 million from our U.S. Insurance Operations primarily due to decreases in casualty loss reserves from accident years prior to 2009.

For the twelve months ended December 31st, the expense ratio increased from 41.2 points in 2010 to 41.5 points in 2011.

•

The increase in the expense ratio is mainly attributable to a premium deficiency charge of $4.8 million, or 1.6 points, and an increase in average commission rates due to changes in our mix of business.

•

The increase in the expense ratio was offset by lower employee costs from our previously disclosed Profit Enhancement Initiative, a decrease in share-based compensation related to the forfeiture of unvested restricted shares and options and a decrease in contingent commissions related to increases in loss ratios described above.

•	Corporate expenses also decreased $7.6 million. The decrease is mainly due to completing the redomestication to Ireland and cost savings from the Profit Enhancement Initiative.

Global Indemnity plc’s three months ended December 31, 2011 and 2010 Gross and Net Premiums Written Results by Business Unit

(Dollars in thousands)	Three Months Ended December 31,
	Gross Premiums Written		Net Premiums Written
	2011	2010	2011	2010
Insurance Operations	$47,046	$63,666	$40,984	$50,391
Reinsurance Operations	5,137	10,959	5,137	11,903

Total	$52,183	$74,625	$46,121	$62,294

Insurance Operations: For the three months ended December 31, 2011, gross premiums written decreased 26.1%, and net premiums written decreased 18.7%, compared to the same period in 2010. The decrease in gross premiums written is mainly due to terminated programs as well as termination of certain general liability products, partially offset by increases in commercial property lines. The decrease in net premiums written was primarily due to the decrease in gross premiums written, offset partially by the cancellation of a property quota share reinsurance treaty effective January 1, 2011 and an increase in retention related to the property excess of loss treaty which renewed January 1, 2011.

Reinsurance Operations: For the three months ended December 31, 2011, gross premiums written decreased 53.1%, and net premiums written decreased 56.8% compared to the same period in 2010. The decrease in gross and net premiums written is due to the sale of a company that elected to not renew its treaty with Wind River post-acquisition and non-renewals of treaties that did not meet our return hurdles.

Global Indemnity plc’s twelve months ended December 31, 2011 and 2010 Gross and Net Premiums Written Results by Business Unit

(Dollars in thousands)	Twelve Months Ended December 31,
	Gross Premiums Written		Net Premiums Written
	2011	2010	2011	2010
Insurance Operations	$229,148	$245,481	$202,317	$196,065
Reinsurance Operations	78,755	100,282	78,253	100,439

Total	$307,903	$345,763	$280,570	$296,504

Insurance Operations: For the twelve months ended December 31, 2011, gross premiums written decreased 6.7%, and net premiums written increased 3.2%, compared to the same period in 2010. The decrease in gross premiums written is mainly due to terminated programs as well as termination of certain general liability products, partially offset by growth in several products within the property and general liability lines. The increase in net written premiums is primarily due to the cancellation of a property quota share reinsurance treaty effective January 1, 2011 and an increase in retention related to the U.S. property excess of loss treaty which renewed on January 1, 2011.

Reinsurance Operations: For the twelve months ended December 31, 2011, gross premiums written decreased 21.5%, and net premiums written decreased 22.1%, compared to the same period in 2010. The decrease in gross and net premiums written is primarily due to the sale of a company that elected to not renew its treaty with Wind River post-acquisition and non-renewals of treaties that did not meet our return hurdles.

# # #

Note: Tables Follow

GLOBAL INDEMNITY PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010
Gross premiums written	$52,183	$74,625	$307,903	$345,763

Net premiums written	$46,121	$62,294	$280,570	$296,504

Net premiums earned	$66,740	$71,195	$297,854	$286,774
Investment income, net	11,888	14,014	53,112	56,623
Net realized investment gains (losses)	(198)	4,818	21,473	26,437
Other income	137	138	12,136	653

Total revenues	78,567	90,165	384,575	370,487

Net losses and loss adjustment expenses	72,355	26,106	278,684	130,359
Acquisition costs and other underwriting expenses	28,829	30,467	123,475	118,164
Corporate and other operating expenses	3,199	6,062	13,528	21,127
Interest expense	1,456	1,623	6,476	7,020

Income (loss) before income taxes	(27,272)	25,907	(37,588)	93,817
Income tax expense (benefit)	(3,665)	4,186	2,093	8,892

Net income (loss) before equity in net income (loss) of partnership	(23,607)	21,721	(39,681)	84,925
Equity in net income (loss) of partnership, net of tax	—	7	53	(22)

Net income (loss)	$(23,607)	$21,728	$(39,628)	$84,903

Weighted average shares outstanding–basic	29,995	30,284	30,238	30,238

Weighted average shares outstanding–diluted (1)	29,995	30,339	30,238	30,274

Net income (loss) per share – basic	$(0.79)	$0.72	$(1.31)	$2.81

Net income (loss) per share – diluted	$(0.79)	$0.72	$(1.31)	$2.80

Combined ratio analysis: (2)
Loss ratio	108.4	36.7	93.5	45.4
Expense ratio	43.2	42.8	41.5	41.2

Combined ratio (3)	151.6	79.5	135.0	86.6

(1)	For the quarter and year to date periods ended December 31, 2011, “diluted” loss per share is the same as “basic” loss per share since there was a net loss for each period.
(2)	The loss ratio, expense ratio and combined ratio are non-GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.
(3)	Excluding premium deficiency charges, the combined ratio would have been 148.9 points for the three months ended December 31, 2011 and 132.0 points for the twelve months ended December 31, 2011.

GLOBAL INDEMNITY PLC

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	As of December 31, 2011	As of December 31, 2010
ASSETS

Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2011 - $1,258,533 and 2010 - $1,393,655)	$1,296,885	$1,444,392
Equity securities:
Available for sale, at fair value (cost: 2011 - $155,390 and 2010 - $121,604)	168,361	147,526
Other invested assets:
Available for sale securities, at fair value (cost: 2011 - $4,150 and 2010 - $4,255)	6,617	4,268
Securities classified as trading, at fair value (cost: 2011 - $0 and 2010 - $1,112)	—	1,112

Total investments	1,471,863	1,597,298

Cash and cash equivalents	175,860	119,888
Premiums receivable, net	47,844	56,657
Reinsurance receivables	287,986	422,844
Deferred federal income taxes	13,242	6,926
Deferred acquisition costs	25,565	35,344
Intangible assets	18,704	19,082
Goodwill	4,820	4,820
Prepaid reinsurance premiums	6,555	11,104
Receivable for securities sold	1,484	—
Federal income taxes receivable	2,223	—
Other assets	19,371	20,720

Total assets	$2,075,517	$2,294,683

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$971,377	$1,052,743
Unearned premiums	114,041	135,872
Ceded balances payable	8,887	12,376
Contingent commissions	7,473	9,260
Payable for securities purchased	—	4,768
Federal income taxes payable	—	55
Notes and debentures payable	103,000	121,285
Other liabilities	29,075	29,655

Total liabilities	1,233,853	1,366,014

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; Class A ordinary shares issued: 21,429,683 and 21,340,821 respectively; Class A ordinary shares outstanding: 16,810,678 and 18,300,544, respectively; Class B ordinary shares issued and outstanding: 12,061,370 and 12,061,370, respectively	3	3
Additional paid-in capital	621,917	622,725
Accumulated other comprehensive income, net of taxes	40,174	57,211
Retained earnings	310,014	349,642
Class A ordinary shares in treasury, at cost: 4,619,005 and 3,040,277 shares, respectively	(130,444)	(100,912)

Total shareholders’ equity	841,664	928,669

Total liabilities and shareholders’ equity	$2,075,517	$2,294,683

GLOBAL INDEMNITY PLC

SELECTED INVESTMENT DATA

(Unaudited)

(Dollars in millions)

	Market Value as of
	December 31, 2011	December 31, 2010

Fixed Maturities	$1,296.9	$1,444.4
Cash and cash equivalents	175.8	119.9

Total bonds and cash and cash equivalents	1,472.7	1,564.3
Equities and other invested assets	175.0	152.9

Total cash and invested assets	$1,647.7	$1,717.2

	Three Months Ended December 31, 2011 (a)	Twelve Months Ended December 31, 2011 (a)

Net investment income	$10.3	$46.1

Net realized investment gains (losses)	(0.7)	14.9
Net unrealized investment gains (losses)	16.7	(17.0)

Net realized and unrealized investment returns	16.0	(2.1)

Total investment return	$26.3	$44.0

Average total cash and invested assets (b)	$1,657.7	$1,680.8

Total investment return % annualized	6.3%	2.6%

(a)	Amounts in this table are shown on an after-tax basis.
(b)	Simple average of beginning and end of period, net of receivable/payable for securities.

GLOBAL INDEMNITY PLC

SUMMARY OF OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010

Operating income (loss)	$(22,858)	$18,394	$(54,439)	$65,503
Adjustments:
Net realized investment gains (losses), net of tax	(749)	3,334	14,811	19,400

Total after-tax adjustments	(749)	3,334	14,811	19,400

Net income (loss)	$(23,607)	$21,728	$(39,628)	$84,903

Weighted average shares outstanding – basic	29,995	30,284	30,238	30,238

Weighted average shares outstanding – diluted (1)	29,995	30,339	30,238	30,274

Operating income (loss) per share – basic	$(0.76)	$0.61	$(1.80)	$2.17

Operating income (loss) per share – diluted	$(0.76)	$0.61	$(1.80)	$2.16

(1)	For the quarter and year to date periods ended December 31, 2011, “diluted” loss per share is the same as “basic” loss per share since there was a net loss for each period.

Note Regarding Operating Income

Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains (losses). Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.